Exhibit 15
Board of Directors and Shareholders
Park-Ohio Holdings Corp.
We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Park-Ohio Holdings Corp. for the registration of 450,000 shares of its common stock to be issued under the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan of our reports dated May 8, 2009 and August 10, 2009, relating to the unaudited condensed consolidated interim financial statements of Park-Ohio Holdings Corp. that are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009.
Cleveland, Ohio
August 21, 2009
/s/ Ernst & Young LLP